      As filed with the Securities and Exchange Commission on September 12, 2003
                                                   Registration No. 333-________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                           SYNDICATIONNET.COM, INC.
                               ------------------
             (Exact name of registrant as specified in its charter)

                    DELAWARE                              57-2218873
                      ------                             ----------
         (State or other jurisdiction of              (I.R.S. Employer
          incorporation or organization)            Identification No.)
                             ----------------------

         4 Mulford Place, Suite 2G, Hempstead, New York 11550
      ---------------------------------------------------------------------
        (Address of Principal Executive Offices)              (Zip Code)

                             ----------------------

                               CONSULTING AGREEMENT
   --------------------------------------------------------------------------
                            (Full title of the plan)

                             ----------------------
                                  Wayne Hartke
                              The Hartke Building
                               7637 Leesburg Pike
                          Falls Church, Virginia 22043
                                   202/467-2788
                                  --------------
            (Name, address and telephone number of agent for service)

                                   COPIES TO:
                              Seth Farbman, Esq.
                              301 Eastwood Road
                              Woodmere, NY 11598
                              Fax: 516-569-6084

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                 PROPOSED               PROPOSED
                                          AMOUNT TO BE       MAXIMUM OFFERING       MAXIMUM AGGREGATE       AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED      REGISTERED (1)    PRICE PER SHARE (2)     OFFERING PRICE (2)   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------

Common Stock, $.0001 par value             250,000 Shares          $.53              $132,500                   $10.72
=============================================================================================================================



(1) In the event of a stock split, stock dividend, anti-dilution adjustment or similar transaction involving common stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) of the Securities Act of 1933.
(2) Computed pursuant to Rule 457(c) on the basis of the average of the high and low prices per share as reported for such securities on the NASD's OTC Bulletin Board on September 2, 2003.

                                EXPLANATORY NOTE

         This registration statement covers 250,000 shares of common stock, $0.0001 par value per share, of SyndicationNet.com, Inc. issuable under consulting agreements.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     In accordance with Form S-8 and Rule 428(b)(1) of the Securities Act of 1933, we will provide to Thomas Gibbs the documents containing the information specified in Part I, Items 1 and 2. We will furnish without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement, which documents are incorporated by reference in the
Section 10(a) prospectus, and any other documents required to be delivered under Rule 428(b) of the Securities Act of 1933. Requests should be directed to SyndicationNet.com, Inc. The Hartke Building, 7637 Leesburg Pike, Falls Church, Virginia 22043. Our telephone number is 202/467-2788.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.       Incorporation of Documents by Reference.
              ----------------------------------------

         We incorporate the following documents by reference in this registration statement:

          (a) Our annual report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission, or the Commission; and

          (b) Our quarterly report on Form 10-QSB for the quarter ended June 30, 2003, filed with the Commission.


         All reports and other documents we subsequently filed after the date of this registration statement under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold, or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this registration statement and shall be a part of this registration statement from the date of filing such documents.

         For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.       Description of Securities.
              --------------------------

              Not Applicable.

ITEM 5.       Interests of Named Experts and Counsel.
              ---------------------------------------

              Not Applicable.

ITEM 6.       Indemnification of Directors and Officers.
              ------------------------------------------

The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. Section 145 of the DGCL provides further that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above or any claim therein, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The certificate of incorporation of the Company provides for indemnification of its officers and directors to the full extent permitted by the DGCL.

         The certificate of incorporation also provides that directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 7 . Exemption from Registration Claimed.
         ------------------------------------

     Exemption from the registration provisions of the Securities Act of 1933 for the issuance of the shares is claimed under Section 4(2) of the Securities Act of 1933, among others, on the basis that such transactions did not involve any public offering and the purchasers were each sophisticated with access to the kind of information registration would provide.

ITEM 8.       Exhibits.
              ---------

          4.1 Consulting Agreement dated July 23, 2003 by and between Syndicationnet.com, Inc. and Thomas Gibbs.

          5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

          23.2 Consent of HJ & Associates

ITEM 9.       Undertakings.
              -------------

         SyndicationNet.com, Inc. hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (unless the information required by paragraphs (i) and (ii) below is contained in periodic reports filed with or furnished by Torbay Holdings, Inc. to the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement):

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any additional or changed material information on the plan of distribution.

         (2) For determining under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Virginia, on September 12, 2003.

                                  SyndicationNet.com, Inc.,
                                  a Delaware corporation

                                  By:  /S/ Wayne Hartke
                                      -----------------------------------------
                                      Wayne Hartke, President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, including a majority of the board of directors, in the capacities and on the date indicated.


        SIGNATURE                        TITLE                           DATE
        ---------                        -----                           ----

/s/ Wayne Hartke                                                 September 12, 2003
--------------------------       President, Chief Financial
                                 Officer and Director


/s/ Mark Solomon                                                 September 12, 2003
--------------------------       Director


/s/ Howard Siegel                                                September 12, 2003
--------------------------       Director





                                  EXHIBIT INDEX


          4.1 Consulting Agreement dated July 23, 2003 by and between Syndicationnet.com, Inc. and Thomas Gibbs.

          5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

          23.1 Consent of HJ & Associates